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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
---------------------

Contact:
Greg Gadel, Chief Financial Officer
BUCA, Inc.
(612) 225-3423
ggadel@bucainc.com

           BUCA, INC. REPORTS RECORD SALES OF $60.9 MILLION IN SECOND
                    QUARTER; NET INCOME INCREASES 15 PERCENT
   Meets Second Quarter Profit Expectations with Profit of 17 Cents Per Share

MINNEAPOLIS (July 16, 2002) BUCA, Inc. (NASDAQ: BUCA) today announced sales of $60,914,000 for the 13 weeks ended June 30, 2002, an increase of 40 percent from sales of $43,677,000 reported for the same period in 2001. The company reported net income for the second 13 weeks of 2002 of $2,846,000, or 17 cents per share fully diluted, compared to net income of $2,469,000, or 15 cents per share fully diluted, in the same period of the prior year. Net income increased 15 percent for the second quarter of 2002 compared with the same period the year prior. Weighted average fully diluted shares outstanding reached 17,067,934 for the quarter compared to 16,962,276 for the second quarter of 2001.

For the six months ended June 30, 2002, the company reported sales of $117,226,000, an increase of 41 percent from sales of $83,166,000 for the same period in fiscal 2001. Net income for the six months was $4,987,000, or 29 cents per share fully diluted compared to net income of $4,109,000, or 25 cents per share fully diluted, in the same period of the prior year.

The 40 percent increase in sales for the second quarter of fiscal 2002 reflects sales from the ten restaurants opened during the first and second quarters of fiscal 2002, the maturing of the 17 new restaurants opened in fiscal 2001 and the nine Vinny Testa's restaurants acquired Jan. 14, 2002. Comparable restaurant sales decreased 1.3 percent for the 51 Buca di Beppo restaurants in the comparable restaurant base during the 13 weeks ending June 30, 2002. Comparable restaurant sales decreased 6.9 percent at the seven Vinny Testa's restaurants in the comparable restaurant base during the same time period. The decrease in comparable restaurant sales at both Buca di Beppo and Vinny Testa's was entirely the result of a decrease in guest visits.

The 41 percent increase in sales for the six months ended June 30, 2002 reflects sales from the ten restaurants opened during the first and second quarters of fiscal 2002, the maturing of the 17 new restaurants opened in fiscal 2001 and the nine Vinny Testa's restaurants acquired Jan. 14, 2002. Comparable restaurant sales decreased 2.0 percent during the 26 weeks ended June 20, 2002. Comparable restaurant sales decreased 7.1 percent at the seven Vinny Testa's

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restaurants in the comparable base during the same period. The decrease in comparable restaurant sales at both Buca di Beppo and Vinny Testa's was entirely the result of a decrease in guest visits.

Joseph P. Micatrotto, BUCA, Inc. chairman, president and CEO, commented, "In May comparable restaurant sales were trending positive, however sales softened considerably in late June and as a result comparable restaurant sales did not turn positive for the quarter as expected. We do remain pleased with the hard work our operators have done this quarter to control costs, while at the same time, meeting or exceeding the highest levels of satisfaction for our guests. Looking to the third quarter we will continue to refine our menu to strengthen and grow our appeal with smaller parties and early week diners by focusing on Take Out and Buca per Due.

"Throughout the second quarter we have continued to receive positive feedback from our guests regarding the introduction of our Buca per Due initiative. The success of the new menu items is a testament to this concept's ability to meet the needs of large and small parties alike. Buca per Due now accounts for almost 10 percent of our total Buca di Beppo sales and as high as 20 percent of sales in the new restaurants. In the second quarter we have seen an increase in the number of smaller-sized parties dining with us. That trend, however, is ramping up slowly, in part due to limited advertising support, which we intend to continue at increased levels.

"Due to the strength of the response and the effect we believe the initiative has in increasing our appeal with smaller parties, we are in the process of introducing additional elements that will become staples of the Buca per Due menu. The first item, already reaching our tables, is a new salad option in the $6 to $7 price range that is specifically designed to compliment Buca per Due for parties of two. In coming months, we will unveil new menu items to add to our Buca per Due and other related offerings.

"We will continue to support the Buca per Due initiative with radio and billboard advertising in our most media efficient markets. The markets with media support continue to outperform the base of restaurants not receiving the media support. In addition to the current campaign, we are also introducing new early dining incentives in select markets designed to stimulate Buca per Due trial and to capture additional, incremental diners.

"In addition to the menu innovations that will be introduced as a part of our Buca per Due initiative, looking to the third quarter we will support our Saturday noon to 4 p.m. day-part with new traditional immigrant Southern Italian dishes. These innovations will be tied directly to meeting the special needs of smaller parties during that time period.

"Take Out also continues to be an important initiative for us. To date Take Out represents approximately six percent of our overall sales. During the coming months we will focus our efforts to continue to grow this segment. New in-restaurant and outdoor signage will reinforce this message. Additionally, all of our new Buca di Beppo restaurants are equipped with special

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Take Out pick-up locations inside the restaurant lobby. We are expanding our curbside delivery test to markets that can logistically handle the program.

"We opened three new Buca di Beppo restaurants in the second quarter--Arrowhead, Ariz.; Roseville, Calif.; and downtown Philadelphia. As a whole, the 10 new restaurants opened in the first half of fiscal 2002 are averaging more than $65,000 per week in sales. Since the close of the second quarter we have already opened the first restaurant slated to open in the third quarter in Robinson Town Centre, outside of Pittsburgh, and will open the second restaurant of the quarter, and 12th restaurant for the year, next week in Southlake, a Dallas suburb. The two remaining restaurant openings of the year are under construction and are on target to open before the end of the third quarter. Pre-opening costs and construction costs for the restaurants opened this year are right on our model, and we anticipate that costs will continue in line with that model. We expect these 14 new restaurants to generate approximately 500 new sales weeks in fiscal 2002.

"We are pleased with the progress made thus far on our transition strategy for Vinny Testa's, which focuses on the key operational elements of that business. As projected, we are on target to complete this transition by the end of the third quarter. Our management team has made great strides in creating consistencies throughout those restaurants and improving operational efficiencies all while protecting the individuality of that brand and continuing the integration of the concept into the BUCA, Inc. famiglia.

"We continue to expect that the Vinny Testa's concept has the ability to grow to more than 50 restaurants in the six-state New England area, bringing the BUCA, Inc. capacity to 500 domestic restaurants with the two brands. Looking to new restaurant development in 2003, we plan to open approximately 19 new BUCA, Inc. restaurants."

Micatrotto concluded, "We expect comparable restaurant sales will increase one to three percent in the third quarter and two to four percent in the fourth quarter. We continue to expect earnings per share growth of nearly 50 percent for fiscal 2002, with fully diluted earnings per share of approximately 19 cents in the third quarter and approximately 26 cents in the fourth quarter. For the full year, we project fully diluted earnings per share of approximately 74 cents. We expect that the Vinny Testa's concept and the Buca di Beppo concept will generate combined sales of approximately a quarter of a billion dollars in fiscal 2002."

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 88 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny Testa's in 25 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the impact of the Buca per Due and Take Out initiatives, the number and timing of new restaurant openings in fiscal 2002 and 2003, the amount of pre opening and construction costs, the expected new sales weeks generated by the new restaurants, the completion of the Vinny Testa's transition, the projected growth of the Vinny

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Testa's and Buca di Beppo concepts, the expected comparable restaurant sales in fiscal 2002, the expected earnings per share figures in fiscal 2002 and the projected sales in fiscal 2002. The success of the Buca per Due and Take Out initiatives could be affected by changes in consumer preferences. The actual number and timing of new restaurant openings in fiscal 2002 and 2003 is dependant upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, general economic conditions of the country and the various regions of the country, the timing and success of locating suitable sites, negotiating acceptable leases or purchases and recruiting qualified operating personnel and the actual results of each brand. The amount of pre-opening and construction costs could increase due to additional restaurant openings, acceleration or delays in new restaurant openings or increased expenses in opening new restaurants. The actual new sales weeks generated by the new restaurants could be affected by the number of restaurants actually opened in fiscal 2002 and the timing of the restaurant openings. The completion of the Vinny Testa's transition is dependent upon the retention and hiring of appropriate managers and the time and resources available to be allocated to the transition. The growth potential of the Vinny Testa's and Buca di Beppo concepts could be affected by the actual performance and results of the existing restaurants, consumer preferences, locating suitable sites, negotiating acceptable leases and competitive factors. The expected sales growth under the Vinny Testa's and Buca di Beppo concepts, earnings per share and comparable restaurant sales in fiscal 2002 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company's business, as well as the number of shares outstanding. These and other factors are discussed in more detail in the company's Annual Report on form 10-K for the fiscal year ended Dec. 30, 2001, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

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                           BUCA, INC. AND SUBSIDIARIES
                   Condensed Consolidated Statement of Income
           (unaudited, in thousands, except share and per share data)

                                                    13 Weeks Ended                    26 Weeks Ended
                                                    --------------                    --------------
                                            June 30, 2002     July 1, 2001    June 30, 2002     July 1, 2001
                                            -------------     ------------    -------------     ------------
Restaurant sales                             $     60,914     $     43,677     $    117,226     $     83,166
Restaurant costs
    Product                                        14,780           11,000           28,928           21,046
    Labor                                          19,566           13,641           37,929           25,947
    Direct and occupancy                           14,109            9,587           26,844           18,279
    Depreciation and amortization                   3,326            2,279            6,325            4,293
                                             ------------     ------------     ------------     ------------
       Total restaurant costs                      51,781           36,507          100,026           69,565
                                             ------------     ------------     ------------     ------------
Income from restaurant operations                   9,133            7,170           17,200           13,601
General and administrative expenses                 3,668            2,405            7,107            5,076
Pre-opening costs                                     657            1,052            1,685            2,248
                                             ------------     ------------     ------------     ------------
Operating income                                    4,808            3,713            8,408            6,277
Interest income                                        44              300               97              456
Interest expense                                     (335)             (93)            (589)            (190)
                                             ------------     ------------     ------------     ------------
Income before income taxes                          4,517            3,920            7,916            6,543
Provision for income taxes                         (1,671)          (1,451)          (2,929)          (2,434)
                                             ------------     ------------     ------------     ------------
Net income                                   $      2,846     $      2,469     $      4,987     $      4,109
                                             ============     ============     ============     ============
Basic:
Net income per share                         $       0.17     $       0.15     $       0.30     $       0.26
Weighted average common shares outstanding     16,438,307       16,221,879       16,392,907       15,547,043
Diluted:
Net income per share                         $       0.17     $       0.15     $       0.29     $       0.25
Weighted average common shares outstanding     17,067,934       16,962,276       17,019,912       16,231,140

                                                              Percentage of Restaurant Sales
                                                              ------------------------------
                                                    13 Weeks Ended                    26 Weeks Ended
                                                    --------------                    --------------
                                            June 30, 2002     July 1, 2001    June 30, 2002     July 1, 2001
                                            -------------     ------------    -------------     ------------
Restaurant sales                                    100.0%           100.0%           100.0%           100.0%
Restaurant costs
   Product                                           24.3%            25.2%            24.7%            25.3%
   Labor                                             32.1%            31.2%            32.4%            31.2%
   Direct and occupancy                              23.2%            21.9%            22.9%            22.0%
   Depreciation and amortization                      5.5%             5.2%             5.4%             5.2%
                                             ------------     ------------     ------------     ------------
      Total restaurant costs                         85.0%            83.6%            85.3%            83.6%
                                             ------------     ------------     ------------     ------------
Income from restaurant operations                    15.0%            16.4%            14.7%            16.4%
General and administrative expenses                   6.0%             5.5%             6.1%             6.1%
Pre-opening costs                                     1.1%             2.4%             1.4%             2.7%


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
                                             ------------     ------------     ------------     ------------
Operating income                                      7.9%             8.5%             7.2%             7.5%
Interest income                                       0.1%             0.7%             0.1%             0.5%
Interest expense                                     -0.5%            -0.2%            -0.5%            -0.2%
                                             ------------     ------------     ------------     ------------
Income before income taxes                            7.4%             9.0%             6.8%             7.9%
Provision for income taxes                           -2.7%            -3.3%            -2.5%            -2.9%
                                             ------------     ------------     ------------     ------------
Net income                                            4.7%             5.7%             4.3%             4.9%
                                             ============     ============     ============     ============


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